Exhibit 10.21

(English Translation)

SUPERVISION CONTRACT
FOR CONSTRUCTION PROJECT

Part I Agreement

This Agreement is signed between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. (hereinafter referred to as "the Client") and Weihai Tianhen Project Consulting Management Co., Ltd. (hereinafter referred to as the "Supervisor") through mutual consultation.

I. Brief information of the project for which the Client desires those supervision services should be performed by the Supervisor (hereinafter referred to as "the Project") is as follows:

Project Name: Longhai International Plaza
Project Location: West of Qingdao Road, South of Bohai Road
Project Size: approximately 54,817 m2
Total Investment: approximately RMB 100,000,000

II. In this Agreement words shall have the same meanings as are assigned to them in Part II of this Supervision Contract (hereinafter referred to as “the Contract”) - Standard Conditions.

III. The following documents shall be deemed to form part of this Agreement:

(1)	This Agreement;
(2)	Standard Conditions of the Contract;
(3)	Conditions of Particular Application;
(4)	Supplementary documents and amendments jointly signed by the two parties during the execution of the Contract.

IV. In consideration of the payment to be made by the Client to the Supervisor as hereinafter mentioned, the Supervisor hereby covenants with the Client to perform supervision services in the scope as stated in the Conditions of Particular Application in conformity with the provisions of the Contract.

V. The Client hereby covenants to pay the Supervisor, in consideration of the performance of the supervision services, such amount as may become payable under the provisions of the Contract at the times and in the manner and currency type prescribed by the Contract.

In witness whereof the parties hereto have caused this Agreement to be executed from August, 2009 to December, 2010. If for any reasons the project stops for more than one month uninterrupted, the ending date will be postponed with same periods.

This Agreement has four sets of original copies, they have the same legal effect, and each party shall hold two copies.

The Client: Weihai Economic & Technology	The Supervisor: Weihai Tianhen Project Consulting
Development Zone Longhai Properties Co., Ltd.	Management Co., Ltd.

(seal)	(seal)

Address:	Address:

Legal Representative: (signature)	Legal Representative: (signature)

Principal bank:	Principal bank:

Bank account no.:	Bank account no.:

Tel.	Tel.

This contract is signed on 21st August 2009

Part II    Standard Conditions

Definitions, Applicable Languages and Laws

Article 1 The following words and expressions shall have the meanings assigned to them except where the context otherwise requires:

(1)	"Project" means the project for which the supervision services are to be provided.

(2)	"Client" means the party who is responsible for the direct investment and who employs the Supervisor, and legal successors to the Client.

(3)	"Supervisor" means the party who is employed by the Client to perform supervision services and assume supervision liabilities, and legal successors to the Supervisor.

(4)	"Supervision Team" means the group of staff sent by the Supervisor to carry out supervision on the site of the Project.

(5)

"Chief Supervision Engineer" means the person certificated by the local authority as Chief Supervision Engineer and designated by the Client and Supervisor to be fully responsible for supervising the execution of the Contract.

(6)	"Contractor" means the person(s) other than the Supervisor with whom the Client signs contract in relation to the construction of the Project.

(7)	"Normal Services" means the scope of supervision work prescribed in the Conditions of Particular Application.

(8)

"Additional Services" means: 1) works outside of the scope of supervision work, and added to the Contract by written agreement of the parties; 2) additional works as a result of addition to the scope of construction work or program delay on the part of the Client or the Contractor.

(9)	"Exceptional Services" means the works other than the Normal Services and the Additional Services, but which are necessarily performed by the Supervisor in accordance with Article 38.

(10)	"day" means the period between any one 0:00 a.m. and the next.

(11)	"month" means a period of one month according to the Gregorian Calendar commencing with any day of the month.

Article 2 This Supervision Contract shall be governed by Chinese laws, statutes, administrative regulations, and departmental rules & regulations, local laws, rules & regulations specified in the Standard Conditions and Conditions of Particular Application.

Article 3 The Contract shall be written in Chinese, if certain terms include more than two languages, then both of which shall be equally binding.

Obligations of the Supervisor

Article 4 The Supervisor shall designate the Supervision Team and superintendents necessary for carrying out the supervising works; provide to the Client a name-list of the Chief Supervision Engineer, main staff of the Supervision Team and a supervision plan and perform the supervision services within the scope of work as stated in the Conditions of Particular Application. During the execution of the Contract, the Supervisor shall submit supervision report to the Client at regular interval as stated in the Contract.

Article 5 The Supervisor shall exercise reasonable care and diligence, provide advice at an appropriate level in the performance of the obligations under the Contract to the Client and indemnify the lawful rights and interests of various parties.

Article 6 Any facilities and articles supplied by the Client for use by the Supervisor shall be properly used and maintained and remain the property to the Client. When the services are completed or terminated the Supervisor shall deliver to the Client such facilities and unconsumed articles in good working order.

Article 7 During the contract period or after the Contract is terminated, without the consent of the Client, the Supervisor shall not disclose the confidential information in relation to the Project and the Contract.

Obligations of the Client

Article 8 The Client shall pay an advance payment to the Supervisor prior to the commencement of the services of the Supervisor, if such advance payment is stated in the Conditions of Particular Application.

Article 9 The Client shall be responsible for all coordination of external relationships in relation to the construction of the Project. If the Client assigns part or all of such coordination works to the Supervisor as is necessary, then the work to be assigned and relevant terms of remuneration shall be specified in the Supplemental Clauses.

Article 10 The Client shall, within the agreed time, provide to the Supervisor free of charge all information pertaining to the Project and necessary for the supervision services.

Article 11 On all matters properly referred to him in writing by the Supervisor, the Client shall give his decision in writing within the time specified in the Conditions of Particular Application of the Contract.

Article 12 The Client shall appoint a Client's Representative (to be specified in the Conditions of Particular Application) who is familiar with the Project and able to make decision within specified time for the purpose of contacting the Supervisor. Should the Client's Representative be replaced, the Client shall notify the Supervisor in advance.

Article 13 The Client shall timely notify the awarded Contractor, in writing, of the power of the Supervisor, roles and authorities of main staff of the Supervisor. Such information shall be made clear in the contract signed by the Client and any third party.

Article 14 The Client shall notify to Contractor to provide the following information to the Supervisor within such a time that the Supervisor's work will not be hampered:

(1) List of suppliers & manufacturers of the raw materials, components and parts, mechanical equipment etc. to be used in the Project;

(2) List of coordinators, cooperators in relation to the development of the Project.

Article 15 The Client shall furnish free of charge (including utility fees) to the Supervisor the site office, telecommunication connection, accommodation and other facilities specified in the Conditions of Particular Application.

Article 16 Given certain circumstances, if the two parties agree that the Client shall arrange at his own expense for the provision of other personnel to the Supervisor, such agreement shall be reflected in the Conditions of Particular Application.

Rights of the Supervisor

Article 17 The Supervisor should have the following rights within his scope of work. It is hereby understood that any and all of the following activities shall also be considered as the obligation of the Supervisor, who shall perform the following activities whenever it is needed in order to ensure completion of the Project in the best possible manner and according to the relevant contractual documents and applicable laws:

(1) The right and obligation to make recommendations on the selection of the General contractor

(2) The right and obligation to make recommendations on the selection of the Sub-contractor

(3) The right and obligation to make recommendations to the Client in the respects of the project including project size, design standard, planning design, technological design and performance requirements.

(4) The right and obligation to advise, in the principles of safety and optimum, the Client on the technical problems in the design. If the design is found to be not in conformity with the Quality Standards promulgated by the State or specified in the Design Contract, the Supervisor shall report to the Client in writing.

(5) The right and obligation to review the construction management plan and the technical proposal and to make recommendation to the Client for changes that the Contractor could implement to ensure quality, on-time completion and cost reduction.

(6) Conduct appropriate arrangement and co-ordination with relevant organisations, which can exert beneficial influence to the development of the Project. For all such matters the Supervisor shall first report to the Client in advance and seek the authority of the Client to make such arrangements and co-ordination.

(7) Having obtained the consent of the Client, the Supervisor has the right to give command with regards to commencement, suspension and resumption of the works. But before doing so, he shall report to the Client. The Client’s Representative will be available for contacting in phone to discuss emergency and other matters.

(8) Right and obligation to check and inspect the materials to be used in the Project and quality of construction and to advise the Contractor immediately of any non-conformities. Should the Contractor continue to use the materials after the non-conformity has been identified, then the Supervisor must advise the Client that the Contractor should stop using them. For materials, components and parts, equipment that are not in conformity with the design requirements, provisions of the Construction Contract and national quality standards, the Supervisor has the right to notify the Client that the Contractor should stop using them; for working sequence, divisional and sub-divisional works that are not in conformity with relevant codes and quality standards, and construction operations that pose safety concerns, the Supervisor has the right to notify the Client that the Contractor should stop and make corrections or redo the works. The Contractor can resume construction only after he has received the work resumption command from the Supervision Team via the Client.

(9) Rights and obligation to check, supervise the progress of the construction. Right to ratify that the actual completion is ahead or behind the completion date specified in the Construction Contract.

(10) Right and obligation to check and certify by signature that the payment to the construction contractor is within the scope of the Construction Contract, to recheck, confirm, and negate to the settlement of the accounts. Without the signature and confirmation from the Chief Supervision Engineer, the client will not make payment to the construction contractor.

Article 18 During supervision, if the employee(s) of the Contractor is found to be incapable of his job, the Supervision Team shall notify the Client of the views of the Supervision Team on this matter.

Article 19 Within the scope of work, if the Client and the Contractor have any dissent and requirement (including claim) to each other, and where such dispute is being mediated by an administrative department in charge of construction or being arbitrated by arbitration body (China International Economic and Trade Arbitration Commission, Shandong), the Supervisor shall provide relevant proof.

Rights of the Client

Article 20 The Client has the right to appoint the Contractor and enter into a contract with that contractor.

Article 21 The Client has the right to decide the project size and agree the design standard, planning design, technological design and designed performance requirements; and the right to approve construction cost, programme and design variation.

Article 22 In the event that the Supervisor want to replace the Chief Supervision Engineer, he shall obtain the Client’s consent in advance during the Contract conducting period.

Article 23 The Client has the right to require the Supervisor to submit supervision report and specific report in each discipline within the Supervisor’s scope of work..

Article 24 In the event that the Client find the Supervisor’s staff fails to perform duties under the Contract, or cause any loss to the Project or the Client through collusion with the Contractor, the Client shall be entitled to require that such staff be replaced by the Supervisor or even terminate the Contract and demand the Supervisor to assume responsibilities or contiguous responsibilities in paying compensation.

Liabilities of the Supervisor

Article 25 The Supervisor’s liability period is the valid period of the Contract (Contract Period), including the maintenance period. In the event that the project program is postponed or delay which results in the Contract Period to be extended, the two parties shall make further negotiation to agree an extension of the Contract Period.

Article 26 The Supervisor shall perform his duties during the Contract Period. Should any financial loss be caused by the fault of the Supervisor, he shall pay compensation to the Client. Accumulated amount of compensation (except for the compensation specified in Article 24) shall not exceed the total payment by the Client to the Supervisor (excluding income tax).

Article 27 The Supervisor shall be not responsible for any Contractor’s nonconformity in quality requirements and completion time (for submitting drawings or delivery of goods). In the event of any force majeure which cause part or all of the execution of the Contract to be impossible, the Supervisor shall not be held responsible. But for any infringement to Article 5, the Supervisor shall pay compensation to the Client.

Article 28 If the claim made by the Supervisor to the Client cannot be justified, the Supervisor shall be responsible for any cost incurred by the Client in relation to the claim.

Liabilities of the Client

Article 29 The Client shall carry out his duties as stated in the Contract. The Client shall be liable to the Supervisor if a breach of his duty to the Supervisor is established against the Client, and shall pay compensation for the Supervisor’s direct financial loss.

Article 30 If the claim made by the Client to the Supervisor cannot be justified, the Client shall be responsible for any cost incurred by the Supervisor in relation to the claim.

Commencement, Alteration and Termination of the Contract

Article 31 If the Normal Services are impeded or delayed by the Client or the Contractor so as to incur Additional Services or increase the duration of the Normal Services, the Supervisor shall timely inform the Client of the circumstances and probable effects. The time for completion of the services shall be increased accordingly and the Supervisor shall be remunerated for such Additional Services.

Article 32 If circumstances arise which make it legally or physically impossible for the Supervisor to perform in whole or in part the services in accordance with the Contract he shall promptly dispatch a notice to the Client. The time for the completion of the services shall be extended. When the services are resumed, a reasonable period not exceeding 42 days for resumption shall be added and the Client shall pay the Supervisor as agreed between them.

Article 33 After the Supervisor has finalized the acceptance check or handover procedures with the Client, and the Contractor has signed a defect liability agreement with the Client, the Supervisor has received all the payments due from the Client, this Contract shall be deemed to come to an end, except for any clauses referring to the Parties’ liabilities, which may be used, according to statute of limitations stipulated by the law, for claiming compensation. As to liabilities during the defect liability period, the two parties can make provisions in the Conditions of Particular Application.

Article 34 If either party hereto wishes to alter or abandon the Contract, he shall notify the other party in 42-day advance. If loss is caused to the other party as a result of the abandonment of the Contract, the responsible party shall pay compensation except for circumstance where his responsibility can be remitted in accordance with laws.

Article 35 If the Supervisor has not received a paying voucher within 30 days from the due date of payment and nor has he received any written explanation from the Client, or the supervision services has been suspended for more than six months, the Supervisor can notify the Client to terminate the Contract. If within 14 days from the date of notice the Supervisor still has not received any response from the Client, he can make further notice. If within 42 days from the date of the second notice the Supervisor still has not received any response from the Client, the Supervisor can terminate the Contract or suspend or continue suspending from performing all or part of his services at his discretion. The Client shall assume the responsibility for breach of contract.

Article 36 If the supervision services are suspended or terminated due to causes not on the part of the Supervisor, works required to resume services or post-termination settlement works shall be deemed as Exceptional Services. The performance of Exceptional Services shall entitle the Supervisor to payment for performing them.

Article 37 If in the opinion of the Client that the Supervisor is not discharging his rights without justifiable reasons, he can inform the Supervisor of such opinion. If within 21 days from the date of notice the Client has not received any response from the Supervisor, he can, within 35 days from the date of the first notice, inform the Supervisor by notice to terminate the Contract. The Supervisor shall assume the responsibility for breach of contract.

Article 38 Termination of the Contract shall not prejudice or affect the accrued rights and liabilities of the parties.

Payment

Article 39 The remuneration for Normal Services, Additional Services and Exceptional Services shall be calculated in accordance with Article 9 of the Conditions of Particular Application. The Client shall pay the Supervisor in accordance with the time and amount stated in the Contract.

Article 40 If the Supervisor does not receive payment within the time specified he shall be paid Compensation calculated from the last day of the specified paying period.

Article 41 The currency, exchange rate applicable to the Contract is that stated in the Conditions of Particular Application.

Article 42 If any item or part of an item in a payment application submitted by the Supervisor is contested by the Client, the Client shall give notice with reasons within 24urs from receiving the application and shall not delay payment on the remainder of the invoice.

Others

Article 43 Under the consent of the Client, cost necessarily incurred by the Supervisor for visits to cities other than Shandong on investigation purpose, testing of materials and equipment can be reimbursed by the Client, within the budget scope, as it actually happens.

Article 44 Within the scope of supervision services, if expert is needed to be employed for consulting or assistance purposes, the Supervisor shall bear such cost when the expert is employed by him, the Client shall bear such cost when the expert is employed by him.

Article 45 If profit is generated for the Client as a result of recommendations made by the Supervisor, the Client may give bonus to the Supervisor.

Article 46 The on-site Supervision Team or its staff shall not accept any remuneration or money provided by the Contractor.

The Supervisor shall not take part in any activity that may have conflict with the interests of the Client and with the work to be performed according to this contract.

Article 47 The Supervisor shall not disclose any information that is declared by the Client to be confidential. The Supervisor shall not disclose any information provided and declared to be confidential by the Designer or the Contractor either.

Article 48 The Supervisor retains copyright of all documents prepared by him. The Client shall be entitled to use them or copy them only for the Project.

Settlement of Disputes

Article 49 Any claim for loss or damage arising out of breach or termination of the Contract shall be agreed between the Client and the Supervisor or failing agreement shall be referred to a governmental department in charge of construction for mediation. If agreement still cannot be reached, the dispute shall be referred to the arbitration body agreed by the parties or start a prosecution in the People’s Court.

Part III Conditions of Particular Application

Article 2 Laws applicable to the Contract and rules & regulations and reference standard on which the supervision is based are:

1.	The Construction Contract & this Supervision Contract
2.	The National and Shangdong Municipal Laws, Regulations and Policies on the Construction
3.	Complete sets of construction drawings and related documents. Current National Regulations for Construction Code and the quality inspection, acceptance, and assessment standard/codes

Article 4 The scope of supervision

To supervise the construction quality, progress, contract, and project information, to coordinate between the Client and the General Contractor, and to urge the General Contractor to construct in a safety and civilized manner. The detail of the Supervision Service is the follows,

1.	To assist the client to sign the construction contract

2.	To assist the client and the contractor to draw up the Construction Commencement Report

3.	To organize the meeting on the Construction Drawing Explanation and Check

4.	To review the Construction Plan, Scheme and the Master Schedule of the Contractor

5.

To Supervise the contractor to execute the Construction Contract and the National Technical and Construction Code, as well as the documents referred to at article 1 hereof, to deal with the contractor’s violation against the regulation or the code;

6.

To check the list of the material and equipment of the contractor’s; to inspect the raw material, semi-product, and parts which will be used in the project; to reject the disqualified material, parts and equipment against the construction contract and standard.

7.	To inspect the construction progress and quality; to inspect and accept the divisional, sub-divisional and concealed works; to evaluate the construction progress

8.

To organize the Client, the Designer and the Contractor to handle the quality accident; to supervise the execution of the technical scheme for the quality accident; to inspect, accept and issue the certificate after the quality accident is settled.

9.	To compile the Supervision Documents and Specifications for filing

10.	To organize the Designer and the Construction Contractor to pre-inspect and pre-accept for the construction completion

11.	To assist the Client to execute the Completion Acceptance.

12.	To submit the Supervision Evaluation Report for the project to the Client.

13.	To organize HSE site service: Safety strategy, site safety supervision, health control, security of site office.

Article 9 External conditions include: the Client is responsible for all the public relations and coordination for the project including the local government and authorities

Article 10 Project information requested by the Supervisor should be provided by the Client, where it is available, shall be issued beforehand.

Article 11 On all matters properly referred to him in writing by the Supervisor, the Client shall give his decision in writing within 3 days.

Article 12 The Client's Representatives are Yu Dejiang

Article 15 During the Contract Period, the Client shall at his own cost provide, or arrange for the provision by others, of personnel to work within the Client’s own site team. The Supervision Team shall co-operate with the Client’s own team but shall not be responsible for them or their performance or rely on them or their performance for any of the services for which the Supervisor is responsible.

Article 26 The Supervisor agrees to pay compensation if he fails to discharge his duties, [accumulated amount of compensation shall not exceed the total payment by the Client to the supervisor (bar income tax ), except for the compensation specified in Article 24 of Standard conditions.

Compensation fee =the direct loss x the Supervision Fee’s Charge Rate (bar income tax). The Supervision Fee’s Charge Rate is equal to total supervision fee divided by total cost of the project.

Article 39 the Client agrees to pay the Supervisor for his Normal Services in an amount calculated in the following way and at the following time:

1.	The Supervision Fee: Fixed lump sum during the above-said Supervision Service Period is 548170 Chinese Yuan.

3.	Payment Method:

1) The Client should pay to the Supervisor 20% of the fixed lump sum within five days as of the signature date of this Supervision Contract.

2) Then, the Client should pay the Supervisor another 20% of the fixed lump sum when the basement is finished, another 30% will be paid after five day when project body has finished.

4) The Client should pay the Supervisor final 30% of the fixed lump sum within one week after the project passes the Completion Acceptance Examination.

Article 41 The parties hereto agree that the payment shall be effected in RMB.

Article 45 Bonus Clause;

Bonus=the saving from construction * 20%

Article 49 If a dispute arises between the parties in connection with, or arising out of the Contract, consultation shall be made promptly to find a solution. When consultation fails, the parties agree to refer the dispute to an Arbitration Commission. The arbitration body shall be China International Economic and Trade Arbitration Center, Shandong Branch.

Article 50 This Contract contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.